Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Callon Petroleum Company on Form 10-K for the year ended December 31, 2023 and in this Current Report of APA Corporation on Form 8-K/A. We consent to the incorporation by reference of said reports in the Registration Statements of APA Corporation on Forms S-3ASR (File No. 333-257556, File No. 333-278448, and File No. 333-279038), Form S-4 (File No. 333-276797), Form S-8 (File No. 333-253754), and Form S-8 POS (File No. 333-276797).

/s/ GRANT THORNTON LLP

Houston, Texas

June 13, 2024